COMMERCIAL LAND PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is entered into and effective as of the 31st day of July, 2004 (the "**Effective Date**"), by and between **F & C HOLDINGS, LLC**, a Florida limited liability company ("**Holdings**") and **DYADIC INTERNATIONAL INC.**, a Florida corporation (the "**Company**").

WITNESSETH:

WHEREAS, Abacoa Development Company, a Delaware corporation ("**Abacoa**") is the developer of a planned community known as Abacoa (the "**Abacoa Project**") in the Town of Jupiter (the "**Town**"), Palm Beach County, Florida; and

WHEREAS, Holdings is the owner of approximately 1.13 acres of real property located in the Abacoa Project, being described as Parcel 4 of Abacoa Town Center Plat No. 2 Replat of Tract A, recorded in Plat Book 102, Pages 155 through 156, inclusive, as of the Public Records of Palm Beach County, Florida (the "**Land**"); and

WHEREAS, Holdings is desirous of selling the Land to the Company upon the terms and conditions hereinafter set forth; and

WHEREAS, the Company is desirous of purchasing the Land upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 The following terms when used in this Agreement shall have the meanings set forth below:

(a) "**Effective Date**" means the date first set forth above.

(b) "**Party**" or "**Parties**" means a party or the parties to this Agreement.

ARTICLE II
TRANSACTION

2.1 Purchase and Sale of the Land. The Company agrees to purchase from Holdings, and Holdings agrees to sell to the Company ("**Purchase and Sale**"), the Land upon the terms and conditions set forth in this Agreement.

2.2 Purchase Price. The total purchase price for the Land is One Million and 00/100 Dollars ($1,000,000.00).

2.3 Closing Costs. At Closing, Holdings shall pay to the Closing Agent's (as hereinafter defined) Trust Account: Documentary Stamp Taxes on the Deed (as hereinafter defined) ($7,000.00), recording costs for the Deed ($30.00), the premium for the $1,000,000.00 Owner's Title Insurance Policy for Company ($5,075.00), the Title search, Title Examination, the

estimate of the 2004 real estate taxes from January 1, 2004 through the Closing Date, special assessments that are ratified or confirmed (but not pending assessments which shall be assumed by the Company), bonds issued for improvements, and any unpaid liens upon the Land due through the Closing Date. At Closing, the Parties agree to prorate the following:

(a) Water and sewer use charges, charges for utilities, property owners' association assessments and real property taxes and assessments with respect to the Land for the year in which the Closing occurs (with full discount) shall be apportioned as of the Closing Date, and the net amount shall be added to or deducted from the Purchase Price, as the case may be. Company shall have no liability for real property taxes or assessments with respect to the Land for years prior to the year in which the Closing occurs, and Holdings shall have no liability for real property taxes or assessments with respect to the Land for the year in which the Closing occurs (other than the prorations provided herein) or years following the year in which the Closing occurs.

(b) If, on the Closing Date, the current real property tax or assessment bill with respect to the Land is not available, the amount of real property taxes and assessments shall be apportioned based on the current year's millage and the current year's assessment. If the current year's millage is not fixed and the current year's assessment is available, taxes and assessments will be apportioned based on such assessment and the prior year's millage. If the current year's assessment is not available, then real property taxes and assessments will be apportioned based on the prior year's taxes and assessments. Any apportionment of taxes or assessments based upon any figures other than a final tax and assessment bill shall, at the written request of either Company or Holdings, be subsequently reapportioned based upon receipt of the final tax and assessment bill for the current year.

(c) Each party shall pay its own attorneys' fees and costs incurred in connection with the negotiation of this Agreement and consummation of the transactions contemplated by this Agreement, except as otherwise expressly provided herein. Company shall pay all costs related to Company's due diligence and the cost of a current survey of the Land meeting ALTA requirements or the technical standards set forth in Florida Administrative Code Rule 61G17-6.002 (the "**Survey**"), if Company elects to obtain a Survey. Any items of cost or expense not specifically allocated above shall be paid by the party to the transaction that customarily bears such cost or expense within Palm Beach County, Florida.

All prorations between the Parties shall be paid in cash at Closing.

2.4 Payment. As payment for the Land, the Company agrees to issue to Holdings 300,300 shares of Common Stock of the Company (the "**Shares**"), which Shares the Company and the Parties hereby mutually and expressly acknowledge and agree, as of the date hereof, are worth $3.33 per Share (being the average per Share price fixed in that certain private placement offering of the Company's Shares made pursuant to a Private Placement Memorandum dated April 8, 2004 (the "**PPM**"), a copy of which (together with a Business Plan of the Company dated April, 2004) which has been delivered to Holdings prior to the execution hereof, upon the conditions that (i) Holdings execute and deliver to the Escrow Agent (as hereinafter defined) in accordance with the provisions of Section 2.6, a Subscription Agreement prepared by counsel to the Company substantially identical in form and content to the form of Subscription Agreement appended as an exhibit to the PPM, adjusted to reflect that such subscription is not being made pursuant to the Offering described in the PPM, but rather pursuant to the terms of this Agreement (the "**Subscription Agreement**") and (ii) the stock certificate evidencing the Shares bear the restrictive legend referred to in the Investors' Rights Agreement referred to in the PPM and the

Subscription Agreement. The Company agrees to reserve and allocate for sole distribution to Holdings 300,300 Shares, which Shares, together with the Subscription Agreement, shall be delivered to the Escrow Agent pursuant to Section 2.7.

2.5 __Closing Date__. This transaction will be closed (the "**Closing**") in escrow at DeSantis, Gaskill, Smith & Shenkman, P.A. (the "**Escrow Agent**") in accordance with this Agreement. The date of the Closing (the "**Closing Date**"), by which date the Parties shall make their respective deposits in escrow, shall be within five (5) days following the Development Rights Transfer Date (as hereinafter defined).

2.6 __**TITLE INSURANCE AND SURVEY**__.

(a) __**Title Insurance**__. Within forty-five (45) days after the Effective Date, Holdings shall provide to the Company a commitment issued by Lawrence J. Diamond, P.A. as agent of Chicago Title Insurance Company (the "**Title Company**" or "**Closing Agent**"), pursuant to which the Title Company agrees to issue to Company, upon recording of the Deed, an owners' policy of title insurance in the amount of the Purchase Price insuring Company's title to the Land. In the event such title insurance commitment contains any Schedule B-II exceptions that render title to the Land unmarketable, Company may notify Holdings in writing within fifteen (15) days after receipt of such commitment, specifying Company's objection to such exception(s). At its option, Holdings may cure or cause to be cured such objection within thirty (30) days following receipt of such notice, except that Holdings will be obligated to remove any mortgage encumbrances and any liens not resulting from Company's actions. At the expiration of the "Inspection Period", all title matters affecting the Land, other than (a) any mortgage encumbrances and any liens not resulting from Company's actions, and (b) any other title matters that Holdings has expressly agreed in writing to cure, shall be deemed to be accepted by Company. In the event that any title matter arises after the date of the title insurance commitment to the Company during the Inspection Period that would render title unmarketable or would have a material and substantial adverse effect on Company's permitted development of the Land, then, within ten (10) days after Company has written notice of same, Company may notify Holdings in writing, specifying Company's objection to such title matter. If Holdings does not cure such title matter within thirty (30) days after receipt of Company's written notice (as extended for a reasonable period if necessary for Holdings to effect such cure), then Company shall have the option, to be exercised by giving written notice to Holdings within ten (10) days after Holdings gives Company written notice that Holdings cannot or will not effect such cure, of either accepting title to the Land as it then exists without any reduction of the Purchase Price or terminating this Agreement. In such event the Deposit, together with all interest thereon, shall be refunded to Company, all obligations of the parties hereto shall cease, and this Agreement shall be void and without recourse to the parties hereto except with respect to provisions hereof which specifically survive termination. If Company does not give written notice of termination within said ten (10) day period, Company shall be deemed to have elected to accept title to the Land as it then exists without any reduction of the Purchase Price. Holdings shall not take any action after the date of this Agreement to create any title matter that would prevent the permitted development of the Land by Company.

(b) __**Survey**__. Company shall have the option to obtain a Survey of the Land in such form and content as Company may elect in its sole discretion. Not later than thirty (30) days after Company receives the title commitment, Company shall notify Holdings in writing specifying its objection to any Survey matters that render title to the Land unmarketable. In the event Company fails to object to any such matters during this period, such matters shall be deemed to be accepted by Company. At its option, Holdings may cure or cause to be cured such

objection within thirty (30) days following receipt of such notice. At the expiration of the Inspection Period, all Survey matters affecting the Land, other than those that Holdings has expressly agreed in writing to cure, shall be deemed to be accepted by Company. In the event that any new survey matter arises after the date of the Survey obtained by the Company during the Inspection Period that is objectionable to Company or would have a material and substantial adverse effect on Company's permitted development of the Land, then, within ten (10) days after Company has written notice of same, Company may notify Holdings in writing, specifying Company's objection to such Survey matter. If Holdings does not cure such Survey matter within thirty (30) days after receipt of Company's written notice (as extended for a reasonable period if necessary for Holdings to effect such cure), then Company shall have the option, to be exercised by giving written notice to Holdings within ten (10) days after Holdings gives Company written notice that Holdings cannot or will not effect such cure, of either accepting the Survey of the Land as it then exists without any reduction of the Purchase Price or terminating this Agreement. In such event the Deposit, together with all interest thereon, shall be refunded to Company, all obligations of the parties hereto shall cease, and this Agreement shall be void and without recourse to the parties hereto except with respect to provisions hereof which specifically survive termination. If Company does not give written notice of termination within said ten (10) day period, Company shall be deemed to have elected to accept Survey of the Land as it then exists without any reduction of the Purchase Price. Holdings shall not take any action after the date of this Agreement to create any survey matter that would prevent the permitted development of the Land by Company.

2.7 __Delivery of Closing Documents by Holdings__. On or before the Closing Date, Holdings shall deposit with the Escrow Agent, for delivery at Closing to the Company or to the Title Company, as applicable, the following: a) a Special Warranty Deed (the "**Deed**") sufficient to convey fee title to the Land to the Company that is good and marketable and insurable, b) the State of Florida DR-219 form specifying the transfer tax due and statement of value required to be signed in order to record the Deed, c) standard seller's Affidavits in connection with insuring the Company's title, d) Settlement Statement, e) Holdings' cash to closing and f) duplicate executed copies of the Subscription Agreement.

2.8 __Delivery of Closing Documents by the Company__. On or before the Closing Date, the Company shall deposit with the Escrow Agent, for delivery at Closing to Holdings or to the Title Company, as applicable, the following: a) a stock certificate evidencing the 300,300 Shares registered in the name of Holdings, reserved as per Section 2.4 together with duplicate executed copies of the Subscription Agreement, b) standard buyer's Affidavits in connection with insuring the Company's title, c) Settlement Statement, d) Company's cash to closing.

2.9 __Events of Closing__. Provided the Escrow Agent has received the Parties' respective deposits as provided for above, this transaction shall be closed on the Closing Date as follows:

(a) The Escrow Agent shall transfer to Holdings the stock certificate evidencing 300,300 Shares of the Company.

(b) The Escrow Agent shall record the Deed to the Company and file the DR-219 with the transfer tax required to be signed in order to record the Deed.

(c) The Escrow Agent shall deliver an original executed copy of the Subscription Agreement, with the original signature counterpart pages of both Parties attached, to

each of Holdings and the Company.

2.10 Contingencies.

(a) **Inspections**. Within thirty (30) days of the Effective Date, Seller shall deliver to Buyer copies of all items listed on **Exhibit "B"** hereto, pertaining to the Property. During the term of this Agreement, the Company shall have the right to enter upon the Land at reasonable times for the purposes of inspection and making tests and studies thereon. The Company's activities shall be conducted in a commercially reasonable manner and in compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or agency. The Company shall (a) cause all borings to be plugged or capped in a safe manner, (b) cause any property damaged or destroyed to be repaired or replaced to its preexisting condition, (c) cause all debris resulting from its activities to be removed, (d) not cut or uproot any vegetation without the prior written consent of Holdings, (e) not disturb any wetland or land subject to any ordinance in respect of environmentally sensitive land, (f) not destroy, injure or move any species of endangered or threatened animal or habitat, (g) exercise its rights hereunder in the least obtrusive manner possible, and (h) not take any actions or do anything which would constitute a breach or violation of any permit, approval, development order or similar entitlement documents for the Abacoa Project. Buyer agrees to indemnify, defend and hold harmless Abacoa, Holdings, and all of the officers, directors, employees, agents and independent contractors of Abacoa and Seller at any time and from time to time (collectively, "**Seller's Group**"), from and against all liabilities, obligations, claims, damages, judgments, awards, penalties, costs and expenses, including, without limitation, attorneys' fees and costs at both trial and appellate levels and fines or impositions of any governmental or quasi-governmental authority or agency, which Abacoa, Holdings or any of Seller's Group, may incur, suffer or sustain by reason of any breach or violation by the Company, or any of its directors, officers, employees, agents or independent contractors at any time and from time to time (collectively, "**Buyer's Group**"), of the provisions of this Section, any injury to or death of persons or loss of or damage to property in connection with, or as a result of, any activities hereunder and any labor or services performed, or any materials furnished, by or for the account or benefit of, the Company in respect of the Land. In any action, suit or proceeding brought against Abacoa, Holdings or any of Seller's Group, by reason or on account of any of the foregoing, Buyer shall, at Buyer's expense, defend such action, suit or proceeding with legal counsel reasonably approved by Seller.

(b) **Termination Right**. In the event the Company's inspection activities reveal any matter unsatisfactory to the Company in its sole discretion, the Company shall have the option of terminating this Agreement, whereupon all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto except with respect to provisions hereof which specifically survive termination; provided, however, that the Company must exercise such option, if at all, by delivering written notice of such termination to Holdings within the period (the "**Inspection Completion Date**") ending at 5:00 P.M., local time, on December 22, 2004, time being of the essence. Should the Company determine that the Inspections results are not satisfactory it may at its sole option cancel this Agreement by providing notice to Holdings within ten (10) business days following the Inspection Completion Date.

(c) **Closing Contingency**. In the event Holdings is unable to transfer the development rights as described in Section 2.12(b)(iii)(B) hereof on or before February 21, 2005 (the "**Development Rights Transfer Date**"), either party may, upon giving written notice to the other party, terminate this entire transaction and the parties shall have no

further obligations hereunder; provided, however if either party fails to exercise such right of termination, Company shall be obligated to purchase the Land without Holdings being obligated to assign any development rights.

2.11 Representations and Warranties.

(a) Representations and Warranties of Holdings. Holdings warrants and represents to, and covenants and agrees with, Company as follows: (i) Holdings is duly organized, validly existing and in good standing under the laws of the State of Florida and has the legal right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; and (ii) the execution and delivery of this Agreement, and the performance by Holdings of its obligations hereunder, have been duly authorized by all necessary corporate action; and the officer signing this Agreement on behalf of Holdings is duly authorized to execute the same on behalf of Holdings; and this Agreement and Holdings' performance hereunder will not conflict with, or result in a breach of, any of the terms, covenants and provisions of the operating agreement of Holdings, as same may have been amended or, to the best of Holdings' knowledge, any order, judgment, writ, injunction or decree of any court or any agreement or instrument to which Holdings is a party or by which it is bound.

(b) Representations and Warranties of Company. Company warrants and represents to, and covenants and agrees with, Holdings as follows: (i) that Company is duly organized, validly existing and in good standing under the laws of the State of Florida and has the legal right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and (ii) the execution and delivery of this Agreement and the performance by Company of its obligations hereunder, have been duly authorized by all necessary corporate or company action, as applicable; and the officer signing this Agreement on behalf of Company is duly authorized to execute the same on behalf of Company; and this Agreement and Company's performance hereunder will not conflict with, or result in a breach of, any of the terms, covenants and provisions of the articles of organization, by-laws, certificate of formation or operating agreement, as applicable, of Company, as same may have been amended or, to the best of Company's knowledge, any order, judgment, writ, injunction or decree of any court or any agreement or instrument to which Company is a party or by which it is bound.

2.12 ADDITIONAL ACKNOWLEDGMENTS, COVENANTS AND AGREEMENTS.

(a) No Improvements by Holdings. The Company acknowledges that Holdings shall have no obligation to make any improvements of any type to the Land or any surrounding property including, without limitation, placing any fill on the Land, compacting the soil or any other matter whatsoever.

(b) Company's Additional Acknowledgments, Covenants and Agreements. In addition to its other acknowledgments, covenants and agreements hereunder, Company acknowledges, covenants and agrees as follows:

(i) Matters Regarding the Land and the Abacoa Project.

(A) Use of Names. The Company shall not utilize the name "Abacoa" in any manner without the prior written consent of Abacoa, which may be withheld in Abacoa's sole and absolute discretion. Further, the Company shall not utilize the name "Abacoa Town Center", Abacoa Professional Center or "Abacoa Business Center" or any similar name in

any manner without the prior written consent of Abacoa and Holdings, which may be withheld in Abacoa or Holding's sole and absolute discretion.

(B) Impact Fees. The Company shall be responsible for paying any and all impact fees of the Town, Palm Beach County (the "**County**") or any other governmental authority that would normally be required or collected in connection with the application or issuance of any building permit for any portion of the Land (unless previously paid for by Holdings or its predecessor) specifically for the Land (and not portions that encompass adjacent land) and in that case those rights will pass unto the Company and run with the Land.

(C) Easements. In connection with the approval of any site plan submitted by the Company with respect to the Land whether before or after Closing, the Company shall, without compensation of any kind, grant Abacoa, Holdings and/or the owner of the adjacent tract, Parcels 2 and 3 of Abacoa Town Center Plat No. 2 (the "**Adjacent Property Owner**"), or any parties designated by Abacoa, Holdings and/or Adjacent Property Owner, easements for access, median, turn lanes, utilities, irrigation, landscaping, cable television, roads, bicycle paths, maintenance, drainage and other similar services or purposes, provided such easements are (1) non-exclusive, (2) required by a government authority or a utility provider, (3) the location of the easements and the use thereof do not prevent or make significantly more costly the Company's permitted development of the Land, and (4) the Company has the right to relocate the easements at the Company's expense. Notwithstanding anything contained in this subsection (C), in the event Company desires to relocate any existing easements, Company may do so solely without impacting any other property or property owner in the Abacoa Town Center Plat No. 2, and any such relocation shall be at Company's sole cost and expense.

(D) Parking. Company shall be entitled to use five (5) parking spaces in the parking garage adjacent to the Land (the "**Parking Garage**") in a location reasonably acceptable to the Company designated solely for Company's use. The designation of such parking spaces shall be subject to all applicable laws, rules, agreements, regulations and ordinances. Company shall be entitled to use parking spaces in the Parking Garage in order to satisfy the parking requirements for the Building proposed by Company for the Land; provided, however, such use of the Parking Garage shall be subject to all applicable laws, rules, agreements, regulations and ordinances.

(ii) Company's Approvals. With respect to the Company's development of the Land, the Company shall, at the Company's sole cost and expense, apply for and endeavor in good faith to obtain all licenses, permits, approvals and the like, from the Town, South Florida Water Management District, Northern Palm Beach County Improvement District ("**NPBCID**"), the Florida Department of Environmental Protection and any other federal, state or local governmental agency or other authority having jurisdiction over the Land, necessary or desirable to permit the Company to construct and operate its intended use (collectively, the "**Company's Approvals**"). The Company shall be responsible for all infrastructure and improvement obligations required by any governmental agency or authority as a condition of obtaining any of the Company's Approvals.

(iii) Property Owners Associations. The Land is subject to the Declaration of Covenants, Conditions and Restrictions for Abacoa recorded in Official Records Book 9739, Page 1629, Public Records of Palm Beach County, Florida ("**Master Declaration**"), as amended from time to time, and the Articles of Incorporation and By-Laws of Abacoa Property Owner's Assembly, Inc., a Florida corporation not-for-profit (the "**Master POA**"), as amended from time to time, which has been established as a master community or property owners association for all

of the Abacoa Project under the Master Declaration. The Land is also subject to the Abacoa Town Center Phase Two (the "**Town Center Phase II Declaration**") recorded in Palm Beach County, Florida, Official Records Book 11359, Pages 559 through 614, Public Records of Palm Beach County, Florida (the "**Phase II Declaration**"), as amended from time to time. The Company agrees to accept title to the Land subject to the Master Declaration and the Phase II Declaration and to abide by and comply with all of the terms and conditions thereof. The Company acknowledges and agrees that construction of all improvements on the Land will be subject to the requirements of the Master Declaration and the Phase II Declaration, design guidelines promulgated under the Master Declaration and the Phase II Declaration and the approval of architects and/or architectural review committees under the Master Declaration and the Phase II Declaration, all in addition to Holding's approvals as provided for in this Agreement. The Company acknowledges that a maintenance agreement for the maintenance of streets, drainage and landscaping or any other items deemed appropriate by the Master POA may be entered into by the Master POA with NPBCID or other governmental agencies, and that a portion or all of the expenses referred to in such agreements may be assessed to the Land as a common expense.

(A) Signage. Company acknowledges that the Land is also subject to sign codes and approval rights of the Town, Abacoa, and the Master POA.

(B) Limitations on Use. The Company, and its successors and assigns, may seek to develop and use the Land for any use permitted under Town Ordinance No. 1-95 (and as further amended from time to time (the "**MXD Ordinance**"). During the Inspection Period, and as a condition precedent to Closing subject to Section 2.10(c) above, Holdings will, at Holdings sole cost and expense, endeavor in good faith to transfer sufficient research and development rights such that Company may construct a 40,000 square foot commercial office biotech research and development building and associated parking consistent with the MXD Ordinance. In connection with the foregoing, Company acknowledges and agrees that:

1. There currently are no research and development rights in the Town Center District (as shown on the Master Plan Map-HR dated February 4, 2003)(the "**Town Center District**");

2. There currently are no available office or medical office development rights in the Town Center District.

3. To Holdings' knowledge, without investigation, the only research and development rights are in the Workplace District (as shown on the Master Plan Map-HR dated February 4, 2003)(the "**Workplace District**"), which has a different owner and is a different sub-district than the one in which the Land is located. Holdings shall endeavor in good faith to transfer from the Workplace District to the Land sufficient research and development rights so that Company may construct a 40,000 square foot commercial office biotech research and development building, so long as (a) the Town allows Holdings to do so; and (b) Holdings obtains the consents of other third party landowners in the Town Center District and Workplace District to the extent required to amend the respective sub-district plans. In the event

each of the foregoing requirements have been satisfied, the applicable development rights will be transferred pursuant to amendments to both the Town Center District and Workplace District master plans and both amendments will be obtained simultaneously with the approval of the Application (as hereinafter defined).

4. The Land is a part of that existing Site Plan prepared by Cotleur Hearing dated April 14, 1999 under Job Number 980204 (the "**Existing Site Plan**") and the Existing Site Plan does not contemplate the development of the Land. Accordingly, Company, at its sole cost and expense, will be required to amend the Existing Site Plan or file a new site plan prior to Closing. In either event, Company may need the consent of other property owners in Phase II of the Town Center District.

(vi) Approval Rights.

(A) Site Plan. The Company will submit any application concerning the site plan, architectural plans and specifications and landscaping plans and specifications (as further detailed in subsection B below) (collectively, the "**Application**"), together with a copy of any governmental or other required permits to Abacoa for review and approval. It is acknowledged that in no event shall Company be obligated to provide to Holdings mechanical, electrical, plumbing or structural plans for the Improvements; provided, however, Company will provide preliminary engineering plans to Holdings, to the extent the same are available. Upon receipt by the Company of the comments of Abacoa on the Application, whether prior to submission of the Application to the Town or thereafter, the Company shall address all such comments, and within reason incorporate changes reflecting such comments, and if applicable, prior to submission of the Application to the Town. Further, the Company will submit to Abacoa, for review and approval, any modification of the Company's portion of the Application during the course of obtaining approval of the Application by the Town, and wherever possible such submission to Abacoa shall occur not later than five (5) business days prior to submission of the modification to the Town in order to allow Abacoa a reasonable opportunity to comment on such modification prior to submission thereof. Upon receipt by the Company of the comments of Abacoa on the modification, whether prior to submission of the modification to the Town or thereafter, the Company shall address all such comments, and within reason incorporate changes reflecting such comments, prior to submission of the modification to the Town if the comments of Abacoa are received by the Company in a timely manner or otherwise promptly after receipt of the comments.

(B) Improvements. No improvements of any kind, including, without limitation, any building, fence, wall, sign, satellite dishes, roof top towers or other telecommunication facilities (which are shielded from view of the front elevation of the building and all streets), site paving, grading, building, building addition, alteration, mail box, air

conditioning equipment, pump, fill, excavation, decorative feature, landscaping, or any other improvements (collectively, the "**Improvements**") shall be commenced, erected, placed or maintained upon the Land by the Company, its successors or assigns, nor shall any material addition, change or alteration that is visible from the exterior be made by the Company, its successors or assigns, with respect to any Improvements, unless and until the plans, specifications and locations of same shall have been submitted to and approved in writing by Holdings, its successors or assigns, Abacoa and the Town. Notwithstanding the foregoing, Holdings hereby approves Company's use of satellite dishes, roof top towers or other telecommunication facilities (which are shielded from view of the front elevation of the building and all streets) on the Land. Company shall submit to Holdings two (2) complete sets of all plans and specifications for any Improvements (including, without limitation, building and landscaping plans and specifications), the construction or placement of which is proposed on or under the Land, together with a copy of any governmental or other required permits. Holdings, its successors or assigns, may also require the submission of samples of building materials and colors proposed for use on or under the Land, and may require such additional information as reasonably necessary to completely evaluate the proposed Improvements. Within ten (10) days following actual receipt of all required submissions (whether an initial submission or re-submission following disapproval), Holdings shall give the Company written notice of Holdings' approval or disapproval and, if applicable, stated reasons for disapproval. Holdings' failure to respond within such time period shall be deemed approval. Holdings' review of the plans, specifications and other materials with respect to the proposed Improvements is intended to ensure the aesthetic harmony, compatibility, and quality of Improvements within the Abacoa Project in order to protect and preserve the value of all such Improvements, and Holdings shall not unreasonably withhold or delay any such approval. Holdings' rights with respect to approval of the plans, specifications and locations of Improvements shall not apply to any construction, addition, change or alteration to any Improvement not visible from outside of any structure and not creating any aesthetic impact upon the Abacoa Project.

(vii) As Is. Except as expressly provided otherwise in this Agreement, the Company acknowledges and agrees that Holdings has not made, does not make and specifically negates and disclaims any representations, warranties (other than the warranty of title as set forth in the deed), promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to the Land, including, without limitation, the value, nature, quality or condition of the Land, the permitted uses of the Land, the water, soil and geology of the Land, including the existence or absence of any hazardous materials, the suitability of the Land for any and all activities and uses which the Company may conduct thereon, the compliance of or by the Land or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Land, or any other matter with respect to the Land. The Company further acknowledges and agrees that to the maximum extent permitted by law, the sale of the

Land as provided for herein is made on an "**AS IS**", "**WHERE IS**" condition and basis "**WITH ALL FAULTS**".

2.13 Additional Covenants.

(a) Prohibition on Sale. The Company hereby covenants with Holdings that the Land shall not be sold to any third party for a period of twenty-four (24) months from the Closing Date. Such prohibition shall be expressly noted in the Deed, provided that the Company shall be free to transfer the Land to (i) any purchaser of all or substantially all of the assets of the Company, whether by asset sale, stock sale, share exchange, merger or consolidation or any other reorganization, (ii) any entity controlled by the Company, controlling the Company, or under common control with the Company, "control" for these purposes meaning the possession of majority voting control of any such entity's voting securities or (iii) any party the Company is permitted to assign this Agreement to pursuant to the provisions of Section 4.5 hereof, further provided that (x) any such transferee shall, for all purposes of this Agreement be treated as the Company, and (y) such transferee shall first execute and deliver to Holdings a written undertaking to be bound by the terms of this Agreement to the extent its terms remain in effect following the Closing, in form and substance acceptable to Holdings, which acceptance shall not be unreasonably withheld or delayed.

(b) Commencement of Construction. The Company hereby covenants with Holdings that it shall use commercially reasonable efforts to commence construction, as evidenced by the issuance of a building permit for construction of the Improvements on or before the date that is twenty-four (24) months from the Closing Date. Such date shall automatically be extended per day for each day that Holdings has not obtained or transferred the necessary development rights as set forth in Section 2.12, to the extent required.

In the event of any non-compliance by the Company of sections (a) or (b) above, Holdings may, at its sole and absolute option, notify the Company in writing within twenty-four months from the Closing Date or within sixty (60) days after the discovery of such non-compliance, and force the Company and/or the third party purchaser or subsequent title holder, as applicable, to reconvey the Land and all development rights associated therewith to Holdings. The status of title of the Land at the time of reconveyance shall be exactly the same as of the date of Closing; otherwise, Company shall be obligated to clean up such title issues prior to the date of reconveyance. In the event of such reconveyance, the Company shall pay all costs associated therewith, including, but not limited to, transfer taxes, recording fees and title insurance premium for an owner's title insurance policy. Holdings shall, in exchange for the reconveyance Deed, pay the "Reconveyance Purchase Price" equal to the greater of the following: (i) One Million Dollars ($1,000,000.00) or (ii) the "Market Value" of the Shares (as hereainafter defined) determined as of the date of the reconveyance notice from Holdings. The Reconveyance Purchase Price can be paid in all cash, or return of all the Shares to the Company so long as the Market Value of the Shares is greater than or equal to One Million Dollars ($1,000,000.00), or by combination of Shares and cash, as determined in the sole and absolute discretion of Holdings. The title to the Shares shall be unencumbered as of the date of Closing, otherwise, Holdings shall be obligated to clean up such issues caused by Holdings prior to the date of reconveyance. As used herein, the "Market Value" of the Shares means the average of the closing prices of such Shares' sales on all domestic exchanges on which such security may at the time be listed, or, if there shall have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such Shares shall not be so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 3:30 P.M., New York time, or if on any day such Shares shall not be quoted in the NASDAQ System,

the average of the high and low bid and asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day as of which "Market Price" is being determined and the twenty (20) consecutive business days prior to such day; provided that if such Shares are listed on any domestic exchange the term "business days" as used in this sentence shall mean business days on which any such exchange is open for trading. If at any time such Shares are not listed on any domestic exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Company and Holdings, provided that if such parties are unable to reach agreement such fair value shall be determined by appraisers jointly selected by the Company and Holdings.

ARTICLE III
CONFIDENTIALITY

3.1 In addition to the PPM heretofore furnished to Holdings, the Company shall disclose to Holdings certain financial, business and technical information of the Company, (the "**Company Information**"). Holdings, including each of its officers and members, shall maintain all Company Information that it receives from the Company in confidence and shall not disclose such information to any third party, with the exception of consultants and agents who agree in writing to abide by the confidentiality obligations of this Agreement, for a period of five (5) years from the date it is received, provided that such Company Information is disclosed in writing marked confidential or is disclosed orally and confirmed in writing marked confidential within thirty (30) days of the oral disclosure.

3.2 Holdings may disclose to the Company certain financial, business and development information of Holdings and/or related entities ("**Holdings Information**"). The Company, including each of its officers and members, shall maintain all Holdings Information that it receives from Holdings in confidence and shall not disclose such information to any third party, with the exception of consultants and agents who agree in writing to abide by the confidentiality obligations of this Agreement, for a period of five (5) years from the date it is received, provided that such Holdings Information is disclosed in writing marked confidential or is disclosed orally and confirmed in writing marked confidential within thirty (30) days of the oral disclosure.

3.3 The obligations of secrecy set forth above upon the party agreeing to be bound (the "**Confidential Party**") relating to the Company Information and/or Holdings Information shall not apply to information which:

(a) is known to the public at the time of its disclosure, or becomes known to the public after the disclosure through no fault of the Confidential Party;

(b) the Confidential Party can show was in its possession at the time of the disclosure and was not acquired from a third party under the above secrecy obligation;

(c) the Confidential Party can show came into its possession after the time of the disclosure from a third party not under an obligation of secrecy to the other party;

(d) is subsequently developed by the Confidential Party or an affiliate independent of the Information disclosed hereunder; or

(e) is required to be disclosed by law.

3.4 Notwithstanding anything set forth to the contrary above, Holdings and the Company mutually agree that the Parties shall enter into a press release to announce the proposed sale of the Land and development of the project simultaneous with or prior to the execution of this Agreement.

ARTICLE IV
GENERAL PROVISIONS

4.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Florida and the courts of the State of Florida shall have exclusive jurisdiction over all disputes arising from or related to this Agreement.

4.2 Notice. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to be delivered on the day after it is placed in the mail if sent by overnight courier of national reputation, by facsimile confirmed by mail, or by registered or certified mail, postage prepaid, and addressed as follows:

If to the Company:
Dyadic International, Inc.
140 Intracoastal Pointe Drive
Suite 404
Jupiter, Florida 33477-5064
Attn: Mark Emalfarb

With a copy to:
Curtis L. Shenkman, Esq.
DeSantis, Gaskill, Smith & Shenkman, P.A.
11891 US Highway One, Suite 100
North Palm Beach, FL 33408

If to Holdings:
Gardens Corporate Center
3801 PGA Boulevard, Suite 600
Palm Beach Gardens, Florida 33410
Attn: Bruce Rendina

With a copy to:
Lawrence J. Diamond, Esq.
Lawrence J. Diamond, P.A.
Gardens Corporate Center
3801 PGA Boulevard, Suite 600
Palm Beach Gardens, Florida 33410

4.3 Waiver. Failure by either Party hereto at any time to require performance by the other Party or to claim a breach of any provision of this Agreement shall not be construed as a waiver of any right arising under this Agreement, including the right to require subsequent performance or contest any subsequent breach.

4.4 Force Majeure. Non-performance of either Party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, failure of suppliers to perform, orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing Party.

4.5 Assignment. The Parties mutually agree that neither this Agreement nor any of the rights and obligations thereto shall be assignable or otherwise transferable by a Party to anyone without the prior written consent of the other Party. Notwithstanding the foregoing, the Company, in its discretion, but only with the approval of a majority of the independent directors of its board of directors (an "independent director" being defined herein to mean a person who qualifies as an independent director under then applicable NASDAQ listing rules), or if there are then no such independent directors, with the approval of a majority of the members of its board of directors, shall have the right to assign this Agreement to The Francisco Trust, Mark A. Emalfarb Trust and/or any entity that is controlled, directly or indirectly, by Mark A. Emalfarb and/or his family members, and said assignee shall provide or cause to be provided the Shares to Holdings and assume the obligations of the Company hereunder.

4.6 No Recording. Neither party may not record this Agreement or a memorandum thereof or of the rights granted herein without the prior written approval of the other Party, which approval may be withheld in either Party's sole and absolute discretion.

4.7 Further Assurances. Upon either Party's request, the other party shall execute and deliver such additional instruments, certificates and documents as the requesting party may reasonably require, whether or not after the Closing Date, in order to provide the requesting party with the rights and benefits to which the requesting party is entitled under this Agreement.

4.8 Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless remain in full force and effect.

4.9 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original.

4.10 Heading. All captions, titles and subheadings are for convenience only and shall not be considered in construing or interpreting the provisions of this Agreement.

4.11 Relationship of the Parties. The Parties shall at all times remain independent and one Party shall not be considered the agent of the other Party. Nothing in this Agreement shall be construed as creating a partnership, joint venture or other similar relationship between the Parties or their respective parents or subsidiaries.

4.12 Broker. Each of the Parties hereby represents, covenants and warrants to the other that the Party so representing has dealt with no broker or other person entitled to a commission in connection with the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby. Each of Holdings and the Company agrees to indemnify and hold harmless the other from any loss, cost or expense, which such non-indemnifying party may incur as a result of any inaccuracy in the other party's warranties and representations as set forth in the preceding sentence.

4.13 Entireties. This Agreement together with the Existing Agreements, as

amended, represents the entire agreement between the Parties with respect to the subject matter hereof. No amendments or modifications to this Agreement shall be effective unless reduced to writing and signed by both parties.

4.14 **Entire Agreement; Rules of Construction.** This Agreement may be executed in multiple counterparts; sets forth the entire agreement between the parties; merges all prior and contemporaneous agreements, understandings, warranties, or representations; shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and may be canceled, modified or amended only by a written instrument executed by both Holdings and the Company.

4.15 **Opportunity to Cure.** Notwithstanding anything else in this Agreement to the contrary, prior to any default, breach of contract, or other claim (collectively the **"Default"**) being considered final, the party claiming the Default must provide written notice of the Default to the defaulting party and the defaulting party shall have a cure period of ten (10) days after receipt of the notice of Default to cure such Default; provided however, that nothing in connection with the parties' respective obligations to close this transaction shall in any way constitute a Default. In the event the Default is not able to be cured within such ten (10) day period, but with the exercise of due diligence can be cured within a reasonable time, the ten (10) day period shall extend for a reasonable time, not to exceed twenty (20) days without the written consent of the non-defaulting party.

THE PARTIES hereto have caused this Agreement to be executed by their duly authorized representatives as of the date and year indicated below.

DYADIC INTERNATIONAL, INC.,
a Florida corporation

By: ______________________
Title: Mark Emalfarb, CEO

F & C HOLDINGS, LLC,
a Florida limited liability company

By: ______________________
Name: ____________________
Its: John D. Evans
Vice President

EXHIBIT A

Legal Description of Land

Approximately 1.13 acres of real property located in the Abacoa Project, being described as Parcel 4 of Abacoa Town Center Plat No. 2 Replat of Tract A, recorded in Plat Book 102, Pages 155 through 156, inclusive, as of the Public Records of Palm Beach County, Florida.

EXHIBIT B

1. Master Plan Map-H-R **

2. Entitlement documents for the Abacoa community

   (a) Development Order
   (b) Mixed Use Development Model Ordinance (Ordinance #1-95) **

3. ABACOA – Town Center Plat No. 2 Replat of Tract A **

4. Survey obtained in connection with the Seller's acquisition of property

5. Copy of 2003 Real Property Tax Bill

6. Phase I Environmental Site Assessment

7. Town Center Master POA Documents

8. Town Center Phase II POA Documents

9. A copy of Seller's Title Policy and all exceptions cited therein

10. A written summary of all pending or threatened litigation, insurance claims, or notices of violation (if any), together with the pertinent notices, demands, pleadings and other documents

** denotes items previously delivered to Company